Exhibit 99.1

Immediate Release

Triad Guaranty to Sell Mortgage Insurance Operating Platform to Essent Guaranty; Sale Benefits Triad Stakeholders and Supports New MI Entrant

Winston-Salem, NC – October 7, 2009 – Triad Guaranty Inc. (NASDAQ: TGIC) today announced that it has reached a definitive agreement to sell its information technology and operating platform to Essent Guaranty, Inc. (“Essent”), a new mortgage insurer founded to provide private capital to America’s housing finance system.

Under the terms of the asset purchase agreement, Essent will acquire all of Triad’s proprietary mortgage insurance software and substantially all of the supporting hardware, as well as certain other assets, in exchange for up to $30 million in cash and the assumption by Essent of certain software contractual obligations.  Approximately $15 million of the consideration is fixed and up to an additional $15 million is contingent on Essent writing a certain minimum amount of insurance in future years.  Triad will retain the obligation for all risks insured under its existing insurance contracts and will continue to pursue the voluntary run-off of its existing in-force book of business.

Essent, which is headquartered in Radnor, Pennsylvania, will establish its operations and technology center in Winston-Salem, North Carolina, where Triad is based, and a number of Triad’s information technology and operations employees are expected to join Essent upon closing of the transaction.  As part of a services agreement between the two companies, Essent will provide ongoing information systems maintenance and services, customer service and policy administration support to Triad after the closing.  Triad will continue to directly manage loss mitigation and claim activity during its run-off and will retain its personnel in the loss management, quality assurance and corporate areas to perform these functions.

“We believe that this is a very beneficial transaction for both Triad and Essent,” said Ken Jones, president and chief executive officer of Triad.  “While preserving our control over loss mitigation and claims processing to protect our policyholders during run-off, Triad stakeholders benefit from the proceeds generated by the sale of the platform and reduced costs to service our run-off book of business going forward.  The platform, which we believe will benefit from Essent’s ongoing maintenance and investment, provides Essent with the opportunity to enter the market utilizing an established operating platform and a seasoned team of mortgage insurance technology and operations professionals.”

“The acquisition of Triad’s operating platform is the next major step in the formation of Essent’s mortgage insurance business, which is being created to support qualified borrowers who can afford a home, but may not have the funds for a large down payment,” said Mark Casale, president and chief executive officer of Essent. “With this transaction, we can begin to provide mortgage insurance in the near future on a proven technology and operating platform in which our clients and regulators can have utmost confidence."

Casale added, “We’re also pleased to be making excellent progress in the National Association of Insurance Commissioners’ expedited licensing pilot program, and have received approvals from 20 states to date. With the benefit of a strong capital base, we are building a new company that we believe can meet our clients’ mortgage insurance and risk management needs today, and for years to come.”

The transaction is expected to close in the fourth calendar quarter of 2009.

About Triad
Triad Guaranty Inc.’s wholly owned subsidiary, Triad Guaranty Insurance Corporation, is a nationwide mortgage insurer pursuing a voluntary run-off of its existing in-force book of business. For more information, please visit the Company’s website at www.tgic.com

This release includes “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements include estimates and assumptions related to economic, competitive, regulatory, operational and legislative developments and also include, but are not limited to, statements relating to the timing of the Asset Sale and satisfaction of conditions to the Asset Sale, subsequent payments related to the Asset Sale, future benefits and services, and future economic and industry conditions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently.  These forward-looking statements are subject to change, uncertainty and circumstances that are, in many instances, beyond Triad’s control and they have been made based upon Triad’s current expectations and beliefs concerning future developments and their potential effect on Triad.

Actual developments and their results could differ materially from those expected by Triad depending on the outcome of a number of factors, including but not limited to: potential difficulties that may be encountered in closing the Asset Sale; potential uncertainties regarding market acceptance of the Asset Sale; uncertainties as to the timing of the Asset Sale and the satisfaction of other closing conditions to the Asset Sale, including the receipt of regulatory approvals; competitive responses to the Asset Sale; impact of current and future economic conditions on the Asset Sale; the possibility that the Illinois Department of Insurance may take various actions regarding Triad if it does not operate its business in accordance with its revised financial and operating plan and the corrective orders, including seeking receivership proceedings; Triad’s ability to operate its business in run-off and maintain a solvent run-off; Triad’s ability to continue as a going concern; the possibility of general economic and business conditions that are different than anticipated; legislative, regulatory and other similar developments; changes in interest rates, employment rates, the housing market, the mortgage industry and the stock market; and various factors described under "Risk Factors" and in the “Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995” in Triad’s Annual Report on Form 10-K for the year ended December 31, 2008 and in other reports and statements filed with the Securities and Exchange Commission.  Forward-looking statements are based upon Triad’s current expectations and beliefs concerning future events and Triad undertakes no obligation to update or revise any forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made, other than as is required under the federal securities laws.

About Essent
Essent Guaranty, Inc. is a member of the Essent Group Ltd. family of companies, which, through its subsidiaries, is preparing to offer private mortgage insurance and reinsurance coverage with respect to United States risks.  The company has secured $500 million in equity funding from a group of experienced financial services investors, including Pine Brook Road Partners, Goldman Sachs, J.P. Morgan, PartnerRe, and Renaissance Re.

Essent’s mission is to support homeownership for borrowers who can afford a home, but not a large down payment, by insuring mortgage lenders and investors from credit losses. The company will achieve this mission by providing private capital to take mortgage credit risk, and working as a risk management partner with lenders and other mortgage investors.  The company’s headquarters are in Radnor, Pennsylvania. Additional information may be found at www.essent.us.

CONTACT:
For Triad:
Ken Jones
Triad Guaranty - President and CEO
1-336-723-1282 ext 1105
KJones@tgic.com
Website: http://www.triadguaranty.com

For Essent:
Janice Walker
JD Walker Communications, LLC
610.230.0556
media@essent.us

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